Exhibit 23(g)


PERSONAL AND CONFIDENTIAL
- -------------------------



August 5, 1996


Board of Directors
Carlisle Plastics, Inc.
1314 North Third Street
Phoenix, AZ 85004-1751

Re: Registration Statement of Tyco International Ltd ("Tyco") relating to the
    Common Stock, par value $0.50 per share, of Tyco (the "Tyco Common Stock") being registered in connection with the exchange of Tyco Common Stock for shares of Class A Common Stock, par value $0.01 per share (the "Carlisle
    A Stock") and Class B Common Stock, par value $0.01 per share (The "Carlisle B Stock") of Carlisle Plastics, Inc. ("Carlisle") filed on August 5, 1996.

Gentlemen:

Reference is made to our opinion letter dated August 5, 1996 with respect to the fairness to the holders of the outstanding shares of Carlisle A Stock and Carlisle B Stock of the exchange ratio of 0.172185 shares of Tyco Common Stock to be exchanged for each share of Carlisle A Stock and each share of Carlisle B Stock pursuant to the Agreement and Plan of Merger, dated as of May 14, 1996, among Tyco, T2 Acquisition Corp., a wholly-owned subsidiary of Tyco, and Carlisle.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Carlisle in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Carlisle has determined to include our opinion in the above-referenced Registration Statement and has requested our consent to such inclusion.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinion of Financial Advisor," "The Merger-- Recommendation of the Board of Directors of Carlisle" and "The Merger--Opinion of Carlisle's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement, as amended. We are providing such consent in order to comply with requirements under the federal securities laws. In doing so, however, except as may be required by the federal securities laws, we do not intend that any person other than the Borad of Diredctors of Carlisle rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


GOLDMAN, SACHS & CO.